EXHIBIT 10.3

PROMISSORY NOTE

$100,000.00	October 4, 2016

For value received, I, we or either and each of us, whether maker, endorser, or any other party hereto, jointly, severally and in solido, promise to pay to the order of Powin Corporation, a Nevada corporation, the principal amount of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00), with interest on the unpaid principal balance of this note at the rate of four percent (4%) per annum from date of this note until this note is paid in full, which said principal and interest shall be due and payable in twelve (12) consecutive monthly installments commencing on November 4, 2016 and continuing thereafter on the fourth (4th) day of each and every succeeding month until this note is paid in full, provided that, if not sooner paid, the twelfth (12th) and final monthly installment due on this note, and the full outstanding balance of principal and interest due hereof shall be due and payable in full on October 4, 2017.

The first eleven (11) consecutive monthly installments due hereon shall be in the amount of EIGHT THOUSAND FIVE HUNDRED FOURTEEN AND 99/100 U.S. DOLLARS ($8,514.99) each and the twelfth (12th) and final monthly installment and the full outstanding balance of principal and interest due on this note, if not sooner paid, shall be due and payable on October 4, 2017, and shall be in an amount equal to the full outstanding balance of principal and interest then due on this note.

This note may be prepaid, in whole or in part, at any time without penalty or premium.

Interest and principal hereon are payable at 20550 SW 115th Avenue, Tualatin, Oregon, 97062, or such other place as the holder of this note shall designate in writing.

Any partial prepayment shall be applied and credited to the next monthly installment payment(s) due under this note, such that in the event that any monthly installment payment has been fully credited due to a partial prepayment, the maker of this note may, but shall not be required to, make any further payment for that month.  In the event that any monthly installment payment has been partially credited due to a partial prepayment, the maker of this note shall only be required to pay the remaining balance due for that month’s installment payment.

If any one of the installments of principal and/or interest of this note is not paid when due, then, upon receipt of written notice from the holder of this note, the maker of this note shall make payment within fifteen (15) days of receipt of written notice. Upon failure of the maker of this note to make payment within fifteen (15) days of receipt of written notice, the holder of this note shall have the option to put the maker of this note in default.

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The maker of this note, and the endorsers, guarantors, sureties and other parties hereto, hereby severally waive presentment  for payment, demand, demand  for payment,  notice of nonpayment, protest, notice of protest, notice of dishonor and all pleas of division and discussion, and agree that the time of payment hereof may be extended from time to time, one or more times, without notice of such extension or extensions and without previous consent, hereby binding themselves, in solido, unconditionally and as original promissors, for the payment hereof in principal, interest and attorney's fees.

ROLLAND HOLDING COMPANY, L.L.C.

BY:/s/ Richard A. Rolland
RICHARD A. ROLLAND, its
duly authorized Manager

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